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                                                                   EXHIBIT 99.1
SOUTHERN ENERGY HOMES, INC.
PRESS RELEASE


Contact: James Stariha
         Chief Financial Officer
         (256) 747-8589


                          SOUTHERN ENERGY HOMES, INC.
                 ANNOUNCES PLAN TO DEREGISTER ITS COMMON STOCK

                     $4 MILLION STOCK REPURCHASE AUTHORIZED

         ADDISON, Ala. - December 15, 2003 - Southern Energy Homes, Inc. (NASDAQ: SEHI), announced today that it plans to voluntarily deregister the Company's common stock on or about January 15, 2004. The Company also announced that the Board of Directors has authorized the repurchase of shares of the Company's common stock on the open market, with up to $4,000,000 authorized for this purpose, over a period of up to three years.

         Plans to Deregister Common Stock

         The Company's plans to deregister its common stock were made after careful consideration of the advantages and disadvantages of continuing its stock registration and the rising costs and demands on management time arising from SEC and NASDAQ compliance requirements. The Company is eligible to deregister because it has fewer than 300 shareholders of record. The Board of Directors believes that while the liquidity for the Company's stock may be reduced, the administrative and other savings associated with deregistration are in the best interest of shareholders.

         For the Company's size and thinly-traded nature of its stock, the Board believes the financial and strategic burden is disproportionate to the benefits of maintaining its registered status. In light of current and expected future regulatory requirements, especially the recent ones stemming from Sarbanes-Oxley, the Company estimates that it may save up to $600,000 over the next two years, and may realize ongoing annual savings of up to $200,000 to $300,000, in addition to the indirect costs. The Company also expects that management will be able to focus its attention and resources on continuing to improve operations and enhancing shareholder value.

         The Company expects that the deregistration will become effective within 90 days after its filing with SEC. Upon making the necessary filing with the SEC, the Company's obligation to file reports under the Securities Exchange Act, including Forms 10-K, 10-Q and 8-K, will immediately be suspended and future reports will not be available through the SEC EDGAR system. The Company plans, however, to continue providing periodic financial information and audited annual financial statements to shareholders following its deregistration.

         As a result of deregistering with the SEC, the Company's stock will no longer be eligible for listing on the NASDAQ National Market. The Company anticipates that following the Form 15 filing in mid-January and subsequent delisting from NASDAQ, its common stock will continue to be publicly traded "over the counter" and quoted by the Pink Sheets Electronic Quotation Service (primarily through its web site, www.pinksheets.com), to the extent broker-dealers commit to make market in its shares. The Company can provide no assurance that any broker-dealer will make a market in the Company's stock, which is a requirement for Pink Sheet trading. The Company plans to continue making periodic financial and other Information available to its shareholders via its website (www.sehomes.com) and otherwise as necessary for over the counter Pink Sheet trading.


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SEHI Announces Plan to Deregister Its Common Stock
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December 15, 2003



         COMMON STOCK REPURCHASE

         The Company plans to repurchase up to $4 million in a common stock repurchase program authorized by the Board of Directors. Shares purchased under the program will be held in treasury and used to fund employee stock plans and for general corporate purposes, including the possibility of future acquisitions, though none are presently contemplated. The Company presently has approximately 12.1 million shares outstanding; the repurchase authorization has not specified a maximum number of shares that may be purchased. The Company expects the repurchase to be funded by available cash.

         Under the authorization, the Company may periodically repurchase shares on the open market at prevailing market prices or in privately negotiated transactions. Since it is now so late in the quarter, however, the Company does not presently anticipate making any such purchases until after it has publicly announced its financial results for the fiscal year ending January 3, 2004.

         "This stock repurchase program represents a strong vote of confidence in our Company's future," stated Keith O. Holdbrooks, chief executive officer. "We believe the purchase of the Company's common stock is an appropriate use of available funds and represents an excellent investment opportunity for the Company and our shareholders."

         ABOUT SOUTHERN ENERGY HOMES

         Southern Energy Homes, Inc. operates five home manufacturing facilities in Alabama and Texas, two retail sales centers in Alabama and three supply companies in Alabama. Currently marketed under four brand names, the Company's homes are sold in 22 states. In addition to its manufacturing, retail sales and component supply operations, the Company's operations also include an insurance segment.

         FORWARD LOOKING STATEMENTS

         The news release contains forward looking statements that involve risks and uncertainties, including without limitation, statements relating to the future business performance of the Company and future markets and future market conditions for trading its common stock, and other plans and expectations. Such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties, which could cause actual results to differ materially from those in any forward-looking statements, including without limitation: the unknown effects of deregistration and the unpredictability of market conditions, as well as numerous operational and economic conditions, particularly competitive pricing pressures at both the wholesale and retail levels, changes in market demand, the impact of cost reduction programs and other management initiatives, availability of financing for prospective purchasers of the Company's homes and availability of floor plan financing for dealers, availability and pricing of raw materials, concentration of the Company's business in certain regional markets, the Company's contingent repurchase liabilities with respect to dealer financing, the Company's reliance on independent dealers, and other risks indicated in the Company's most recent Form 10-Q and from time to time in other filings with the Securities and Exchange Commission. Southern Energy Homes is not responsible for updating the information contained in this press


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SEHI Announces Plan to Deregister Its Common Stock
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December 15, 2003


release beyond the published date, or for changes made to this document by wire
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